Exhibit 99.1
Financial Results Statement of Operations 2010 2009 Revenues $224,807,338 $167,738,057 Cost Of Goods Sold 195,880,762 160,674,617 Gross Profits 28,926,576 7,063,440 Operating Expenses 3,735,530 3,726,051 Operating Income 25,191,046 3,337,389 Other Income (Expense) (4,740.467) (4,288,574) Net Income (Loss) 20,450,579 (951,185) Balance Sheet 2010 2009 Assets $162,921,791 $160,328,252 Current Liabilities 17,952,961 13,036,275 Long Term Debt 56,188,380 77,427,000 Derivative Instruments 3,130,402 3,269,980 Member’s Equity 85,650,048 66,594,997 Total Liabilities & Member Equity $162,921,791 $160,328,252 “This information has been derived from the audited Consolidated Financial Statements and accompanying notes included in our Form 10-K which is available at the SEC’s website at: www.sec.gov. You can also access the Annual Report at Cardinal’s website: www.cardinalethanol.com Pictures are of the new grain bin construction this year, as well as, of the CO2 plant built by EPCO earilier this year., ANNUAL MEETING ANNOUCEMENT: Mark your calendars for the 2011 Annual Meeting, which will be held at the Winchester High School Auditorium again this year at 6:00 pm on Thursday, February 10, 2011 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC’s website at www.sec.gov. Cardinal Etharol, LLC 1554 N. 600 E. Union City, IN 47390 765-964-3137 www. cardinalethanol.com

Revenues During the fiscal year, 85% of our revenues were derived from the sale of ethanol, which sold for an average price of $1.739 per gallon. With our unit train capability, our market predominately has been to the east coast. Dried distiller’s grain made up 14% of our annual revenues, corn oil and CO2 less than 1% of our overall revenues. Collectively, the resulting gross revenues were $224,807,338 compared to 2009 revenues of $167,738,057. For the year, the Company sold almost 110 million gallons of fuel grade ethanol and over 320 thousand tons of dried distiller’s grain. Expenses 1 For the fiscal year, we had total expenses, which include the cost of goods sold and other operating expenses, of $199,616,292. For a 100 million gallon plant it requires approximately 36 million bushels of corn. We primarily purchase our corn supply from local markets, but due to competition for corn in our area, we may have to expand our draw area to source corn needed to sustain operations. Since we are significantly dependant on the availability of corn, fluctuation in the markets can and do have a big impact on profitability. We anticipate corn prices to continue to be extremely volatile. Natural gas is also an important input cost to our manufacturing process. For the year, our usage of natural gas was approximately 3,127,000 MMBTU and represents approximately 7.9% of our total costs of goods sold. In an attempt to minimize the effects of the volatility of corn cost and natural gas cost on operating profits, we take positions in the futures market. It is a way to attempt to reduce the risk caused by price fluctuation. Hedging activities can result in cost to us because price movements in corn and natural gas are highly volatile and influenced by factors beyond our control. These costs can be significant. ESTIMATED Taxable Loss for 2010 The net profit for the company of $20,450,579 will be adjusted by accelerated depreciation for tax purposes to result in an ESTIMATED taxable net loss for the year of approximately $(1,372,000). Since we are aware that the income or loss reported to you could impact your tax planning and other financial decisions prior to year end, we are providing this ESTIMATE of company taxable income for the calendar year ending December 31, 2010. This ESTIMATE is not a guarantee of future results; it is only our prediction and involves numerous assumptions, risks and uncertainties. Our actual results may differ. Based on our fiscal year ended September 30, 2010 and preliminary financial results for October and November, and an estimate for December, we anticipate you may have approximately $94 per membership unit (full year owners) of taxable LOSS reported to you on your 2010 K-1 form. To determine the amount of taxable loss from Cardinal (CE), you will multiply the number of membership units you own times the above estimate. For example: 10 units x $94 per unit = $9,400 taxable LOSS from CE. If you owned your membership units or a portion of them for less than the entire calendar year, your share of company loss will be pro-rated to show the amount for the portion of our calendar year that you owned the units. Your K-1 will reflect any pro-ration based on a change in your unit ownership. Actual results for the year will be shown on your 2010 K-1 statement, which will be mailed to you by the end of February 2011. We recommend you consult your tax advisor regarding any implications this may have on your individual tax and financial situation. Remember, this is our best ESTIMATE at this time and actual results may vary. Looking Forward The Volumetric Ethanol Excise Tax Credit (VEETC) was set to expire on December 31, 2010, however Congress recently passed an extension of one year. This credit benefits the ethanol industry by positively impacting the price of ethanol. We anticipate that the one year extension will provide greater certainty in the market, plus will allow the industry to work on longer term tax policy reforms. We think for the industry to succeed, infrastructure needs to be put in place to help open the market for ethanol. We believe that ethanol helps reduce our dependency on foreign oil, improves the environment creates and sustains U.S. jobs and strengthens our national security. Ethanol production requires a substantial amount of corn and other raw materials. Generally, higher grain prices will result in lower profit margins and therefore negatively affect our financial performance. The USDA indicated in the latest crop estimates that the U.S. produced the third largest corn crop in U.S. history. We were fortunate to have a good quality crop in our immediate area; however, the availability of corn and the price of corn will continue to be volatile. Corn is, as is natural gas, influenced by many factors outside of our control. Weather conditions, natural disasters, economic conditions, and foreign and domestic governmental regulations could impair our ability to manufacture ethanol profitably. We are committed to the long term sustainability of the Company. We believe through our strategic alliances and relationships within the industry, we are positioned to be successful and navigate the challenges we see before us. We will continue to look for technology advancements and optimization and efficiency opportunities to deliver the maximum value possible to our members.